Exhibit 10.1

PROGRAM AGREEMENT

This Program Agreement (this “Agreement”), effective as of May 9, 2013 (the “Effective Date”), is by and between Genesis Bankcard Services, Inc., a corporation organized and existing under the laws of the State of Oregon (“Genesis”), and Nautilus, Inc. (“Retailer”)

Recitals

A. WHEREAS, Genesis is a company which, by itself or through a third party provider, provides and performs marketing, credit, technology, operations, compliance, audit, and other related services and support for and with respect to open-end loans issued by a third- party depository institution lender or by an Affiliate of Genesis;

B. WHEREAS, Retailer is in the business of, among other things, offering certain goods and services for sale through various retail channels and desires to offer customers the ability to use a branded credit account offered by Genesis in payment therefor; and

C. WHEREAS, Retailer and Genesis want to enter into this Agreement to establish a Program, pursuant to which the Genesis Credit Account may be offered to Retailer customers who have been declined for a credit account under Retailer’s Primary Program.

NOW, THEREFORE, for valuable consideration, the Parties agree as follows:

Agreement

1.  Definitions; References; Rules of Construction.

1.1  Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means a revolving, open-end credit account that (i) is embodied by an Account Agreement, and (ii) is issued and provided by Lender to Borrowers as a result of the Program according to this Agreement, regardless of whether the Account has been charged off.

“Account Agreement” means a credit agreement between Lender and a Borrower with terms and conditions that apply to that Borrower’s Account, including the Required Account Terms and is issued as a result of the Program according to this Agreement.

“Advertisement” means any communication, announcement, or promotional or marketing materials referencing or regarding the Program, Loans, or Accounts publicly distributed, displayed, disseminated, or broadcast by the Parties or any of their respective Affiliates to Consumers in any medium whatsoever in connection with the acquisition of the Account. Advertisements include, but are not limited to, point-of-sale Advertisements, catalogues, Internet Advertisements, television and radio Advertisements, telemarketing communications and direct mail Advertisements conducted by the Parties, or any of their respective Affiliates.

“Advertising Costs” means, collectively, all costs and expenses incurred to produce, draft, publish, broadcast, place, disseminate, or otherwise create, communicate, or distribute any Advertisement.

“Affiliate” means, with respect to a specified entity, any entity, domestic or foreign, directly or indirectly (including through one or more intermediaries) controlling, controlled by, or under direct or indirect common “control” with such entity. An entity’s Affiliates include all of its direct and indirect corporate parents, related companies, affiliated companies, and subsidiaries.

“Agreement” means this Program Agreement, including all attached Appendices, and any amendments, modifications, or supplements to this Agreement signed by both Parties hereto.

“Appendices” means, collectively, Appendices attached hereto and incorporated herein. “Applicable Law” means, collectively, any and all federal, state, and local statutes, regulations, mandatory regulatory guidelines, rules, agreements, or orders, and judicial or administrative interpretations or commentaries applicable to the Program or either Party’s performance hereunder, in each case, to the extent same have the force of law, whether now existing or amended or enacted after the Effective Date, including those that regulate or apply to (i) consumer lending, collections, or credit (such as, ECOA, FCBA, FCRA, TILA, Regulation Z, or FDCPA), (ii) credit origination, administration, or issuance, (iii) consumer protection or unfair or deceptive advertising or trade practices, (iv) consumer privacy (e.g., Gramm-Leach-Bliley Act, do-not-solicit laws, and anti-spam regulations), or (v) any other aspect of the Program or either Party’s performance hereunder.

“Applicant” means a Prospect who submits an Application for an Account to Retailer and subsequently to Genesis pursuant to the Program.

“Application” means the credit application of Genesis, which may be in electronic form and which must be completed by or on behalf of a consumer who wishes to open an Account and submitted to Genesis.

“Application Information” means information regarding a Consumer that (i) Retailer obtains from Applicants, and (ii) Genesis obtains concerning Applicants in connection with their Applications.

“Approved Applicant” has the meaning ascribed to it in Section 2.8.

“Application Underwriting” means, collectively, Genesis’s underwriting, on behalf of Lender, of each Application for the issuance of a Loan and Account pursuant to the Program.

“Authorized Representatives” means employees, officers or agents of a Party who are authorized to act on behalf of such Party.

“Books and Records” shall have the meaning ascribed thereto in Section 18.9.

“Borrower” means an Applicant who receives an Account as a result of the Program. “Borrower Data” means all information whether personally identifiable or in the aggregate, that is submitted and/or received or obtained by Genesis in connection with an Account or an Application (whether or not completed and whether or not such Applicant becomes a Borrower), including credit information, financial standing, demographic data, and transaction data.

“Borrower List” means the list identifying Borrowers, which will be Genesis Confidential Information.

“Business Day” means any day other than Saturday, Sunday, and any days which under Federal law are officially declared holidays.

“Charged-Off Account” means an Account that is charged off by Lender for default. “Charges” means all amounts charged by any Borrower to an Account, including but not limited to fees and all amounts charged for Retailer Purchases.

“Confidential Information” means this Agreement and any information, technical data, and know-how (including, but not limited to, information relating to research, methods, processes, formulae, compositions, systems, machines, computer programs, research projects, products, software, services, development, inventions, processes, engineering, marketing, techniques, business strategies, pricing, internal procedures, business and marketing plans or strategies, finances, current or proposed products, sales, services, distribution, customers, dealers, agents, employees and business opportunities) disclosed by one Party (for these purposes the “Disclosing Party”) to the other Party (for these purposes the “Recipient”) either directly or indirectly in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually): (i) that has been marked as confidential; (ii) the confidential nature of which has been made known by Disclosing Party, orally or in writing, to Recipient; or (iii) that due to its character and nature, a reasonable person under like circumstances would treat as confidential. Confidential Information shall also include any analyses, compilations, forecasts, studies, or other documents or records which contain, are based on, or otherwise reflect or are generated in whole or in part by either Disclosing Party or Recipient from such Confidential Information, including that stored on any computer, word processor or other similar device.

“Consumer(s)” means buyers of goods and services residing in the United States. “Consumer Credit Law” means any Applicable Law regulating consumer credit, lending, usury, collections, or credit Loans, including ECOA, FCBA, FCRA, TILA, FDCPA, GLB, and Regulation Z.

“Credit Bureau” means a consumer reporting agency as defined by the FCRA that focuses on reporting of consumer credit information.

“Cure Period” shall have the meaning ascribed to it in Section 8.2(a).

“Customer” means an individual consumer residing in the United States (excluding territories, possessions and APO addresses) who purchases Retailer Products.

“Customer Authorization” means a Customer’s authorization for Retailer to share with third parties, including potential sources of credit to help the Customer make purchases from Retailer, information that Retailer has obtained from the Customer including but not limited to information obtained by Retailer while gathering information for applications in Retailer’s Primary Program. The form and content of such authorization shall be acceptable to Genesis, in its reasonable discretion.

“ECOA” means the federal statute known as the Equal Credit Opportunity Act, 15 U.S.C. §1691 et seq., and all rules, regulations, orders, and decisions promulgated thereunder, as same may be amended from time-to-time, and any successor thereto.

“FCRA” means the federal statute known as the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., and all rules, regulations, orders, and decisions promulgated thereunder, as same may be amended from time-to-time, and any successor thereto.

“FDCPA” means the federal statute known as the Fair Debt Collection Practices Act, 15 U.S.C. §1692 et seq., and all rules, regulations, orders, and decisions promulgated thereunder, as same may be amended from time-to-time, and any successor thereto.

“Eligible Prospects” means a Prospect who is determined through the prescreen activities under this Agreement to be eligible to receive a Firm Offer of Credit.

“Firm Offer of Credit” shall have the meaning ascribed to it in 15 U.S.C. Section 1681a(1) and any implementing regulations thereof, as may be amended from time to time.

“Force Majeure” shall have the meaning ascribed to it in Section 16.

“Genesis” means Genesis Bankcard Services, Inc. “Genesis Affiliate” means any Affiliate of Genesis.

“Genesis Confidential Information” means (i) Confidential Information with respect to which Genesis is the Providing Party; (ii) any information that Genesis obtains directly from a Customer or Consumer as a result of an Application or Account relationship.

“Genesis Mark” means any trademark, trade name, service mark, design, image, visual representation, logo (including any of the foregoing that Genesis is using pursuant to a license from a third party) designated by Genesis for use in the Program.

“Gramm-Leach-Bliley Act” or “GLB” means the federal statute known as the Financial Services Modernization Act of 1999, 15 U.S.C. §1681s and 15 U.S.C. §6801 et seq., and all rules, regulations, orders, and decisions promulgated thereunder, as same may be amended from time-to-time, and any successor thereto.

“Intellectual Property Rights” means, collectively, any and all of the following, whether existing on the Effective Date or arising thereafter: (i) patents, discoveries, inventions, ideas, and improvements, (ii) trademarks, service marks, trade names, trade dress, and logos, (iii) copyrights, (iv) trade secrets, (v) mask rights, moral rights, and rights of attribution, and (vi) all other intellectual property and proprietary rights, in each case, whether existing or arising on or after the Effective Date in any jurisdiction, world-wide, including in the United States. Intellectual Property Rights shall also be deemed to include any and all (A) registrations of any of the foregoing items, (B) rights to renew or extend any of the foregoing items, (C) rights to sue and recover for any past, present, or future infringements of any of the foregoing items, and (D) the rights in and to the “look and feel” of any Internet Web page or Web site, and the structure, sequence, and organization of any software or computer programs.

“Launch Date” means the date on which Accounts are first offered to Consumers under the Program.

“Law Change” shall have the meaning ascribed to it in Section 8.2(b).

“Lender” means the lender that originates the Loans, which lender shall be (i) a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation, and which exports interest in connection with the Loans from its home state pursuant to authority found in section 521 of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“DIDMCA”), Pub. L. No. 96-221, 94 Stat. 132 (codified as Section 27 of the Federal Deposit Insurance Act (12 U.S.C. § 183Id), (ii) a federally chartered national bank that exports interest pursuant to authority found in Section 85 of the National Bank Act, 12 U.S.C. § 85 (iii) a federally chartered savings association or savings bank that exports interest rates pursuant to the authority of Section 1463(g) of the Home Owners Loan Act , 12 U.S.C. 1463(g) or (iv) a finance company organized under the laws of a state and holding necessary and appropriate state licenses to offer Accounts and make Loans in states where the Program is offered.

“Loan” means an advance on an Account offered by Lender under the terms of the Program.

“Marketing Channels” means any means by which Loans are made available to Customers by

Retailer that has been mutually agreed by the Parties in writing, with such approval to be reflected by specification such channel in Appendix 1.1 to this Agreement.

“Notice” shall of the meaning ascribed to it in Section 8.2(a),

“New Law” shall have the meaning ascribed to it in Section 8.2(b).

“Outstanding Loan” means any Loan issued to a Borrower (i) prior to the Termination Date, or (ii) after the Termination Date pursuant to an Application submitted prior to the Termination Date.

“Prescreen Criteria” means the criteria provided to a Credit Bureau or an agent of a Credit Bureau by Lender or Genesis, for the purpose of determining whether a Consumer is an Eligible Prospect. The Prescreen Criteria, including the scope of the information to be returned by the Credit Bureau, shall be the subject of consultation between Genesis and Retailer, but ultimately shall be within the sole discretion of Genesis and/or Lender; provided that Genesis shall not be obligated to share with Retailer any proprietary information relating to such Prescreen Criteria.

“Prescreen Information” means the information generated in connection with the prescreen activities under this Agreement.

“Prescreened Offer” means a Firm Offer of Credit to a Consumer who has been determined by Genesis and/or Lender to be an Eligible Prospect.

“Product Fulfillment” means the delivery to Consumers of Retailer Purchases.

“Program” means the overall program described herein under which Genesis, Retailer and/or Lender, as applicable, will promote, issue, underwrite, establish, and administer the Loans and Accounts, conduct Advertisements, make Prescreened Offers and solicit and process Applications.

“Proposed Program Change” shall have the meaning ascribed to it in Section 2.11. “Prospect” means a Consumer who is purchasing Retailer Products and has been declined for a credit account in Retailer’s Primary Program for such purchase, or has been approved in Retailer’s Primary Program, but for less than the amount required to cover the desired purchase, and is being made available for consideration under this Program.

“Providing Party” shall have the meaning ascribed to it in Section 10.2(c).

“Purchase Amount” means, with respect to a Loan, the value of a particular purchase transaction added to a Borrower’s Account in connection with a Retailer Purchase.

“Quarter” means each successive, non-overlapping three (3) month period of the Term, commencing on the Launch Date; provided however, that the first Quarter shall include the period from the Launch Date to the end of the next full calendar quarter.

“Receiving Party” shall have the meaning ascribed to it in Section 10.2(c).

“Regulation Z” means 12 C.F.R. Part 226, et seq. promulgated by the Board of Governors of the Federal Reserve System (“the Federal Reserve Board”) or adopted or promulgated by the Consumer Financial Protection Bureau, as the successor to the Federal Reserve Board, and all rules, orders, and decisions promulgated thereunder, as same may be amended from time-to-time, and any successor thereto.

“Representatives” means employees of Retailer who, among other things, make Consumers aware that an Account is offered and inform Consumers how to apply for the Account or how to make Retailer Purchases.

“Required Account Terms” means, collectively, the terms, features, and conditions of the Accounts listed on Appendix 2 attached hereto, which terms may be changed from time to time by Genesis in its sole discretion.

“Retailer Affiliate” means an Affiliate of Retailer.

“Retailer Confidential Information” means any Confidential Information with respect to which Retailer is the Providing Party.

“Retailer Funding Amount” means, for each Loan, the Purchase Amount multiplied by a percentage as more fully described in Appendix 5.

“Retailer Mark(s)” means the trademarks, trade names, service marks, designs, images, visual representations, or logos owned, used, or acquired by Retailer and only those marks as shown in Appendix 1 attached hereto and made a part hereof.

“Retailer’s Primary Program” means the program offered by the primary provider of credit to Retailer’s Customers for the purchase of Retailer Products.

“Retailer Products” means, collectively, the goods, services and related items, provided, charged, or made available by Retailer to or for a Customer.

“Retailer Purchase” means any purchase of any Retailer Product paid for by a Customer with a Loan.

“Settlement Amount” means the amount calculated pursuant to Section 5(a).

“Term” shall have the meaning ascribed to it in Section 8.1.

“Termination” means any termination, expiration, or completion of this Agreement under any circumstances whatsoever, including any Termination for Cause.

“Termination for Cause” shall mean a termination of this Agreement by either Party hereto for the other Party’s material breach hereof pursuant to Section 8.2(a)

“Termination Date” means the effective date of any Termination.

“Termination Notice” shall have the meaning ascribed to it in Section 8.2(a).

“TILA” means the federal statute known as the Truth in Lending Act, 15 U.S.C. §1601 et seq., and all rules, regulations, orders, and decisions promulgated thereunder, as same may be amended from time-to-time, and any successor thereto.

“Trademark Licenses” means, collectively, the Retailer Trademark License and Genesis Trademark License granted in Sections 6.1 and 6.2, respectively.

“United States” “US” or “U.S.” means the United States of America. “Web” means the World Wide Web, as commonly known.

“Website” means the websites, directly or indirectly owned and operated by Retailer including, without limitation, [TBD].

Other capitalized terms are defined elsewhere in this Agreement.

1.2  References. Each reference in this Agreement to a “Section” means the corresponding section in this Agreement, and all subsections contained therein. Each reference in this Agreement to an “Appendix” means one of the Appendices attached to the end of this Agreement. References to “Party” shall mean Genesis or Retailer as the context dictates and references to “Parties” shall mean Genesis and Retailer.

1.3  Rules of Construction.  As used in this Agreement: (i) terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa, and (ii) the terms “herein, hereof, hereunder, hereto, hereby, herewith,” and other similar terms shall be deemed to refer to this Agreement and (iii) no provision of this Agreement shall be construed to mean the Lender is not the “true lender” for the Accounts.

2.  The Program.

2.1  General.

(a)  During the Term, Genesis will cause Lender to issue, establish, fund, and administer the Loans and Accounts to, for, and with each initial Applicant who: (i) has been determined to be an Eligible Prospect, (ii) accepts the Prescreened Offer, (iii) passes Lender’s underwriting standards, and (iv) accepts and agrees to the Account Agreement.

(b)  During the Term and subject to the terms of this Agreement, Retailer may on a non-exclusive basiscause the offering of the Loans and Accounts, through the Marketing Channels to certain Consumers who have been declined under Retailer’s Primary Program,

(c)  Borrowers will be able to charge, purchase, and pay for any of Retailers Products to and with the Loans and Accounts in accordance with the terms of the Account Agreement.

(d)  The Program and this Agreement are limited to Consumers residing in the United States (excluding territories, possessions and APO addresses) making Retailer Purchases in through the Marketing Channels. Neither this Agreement nor the Program shall cover or apply, to Retailer operations with respect to any consumer residing outside of the United States.

2.2  Project Plan; Training Materials.

(a)  Project Plan. The Parties agree to use commercially reasonable efforts to mutually agree on a project plan (the “Project Plan”), within forty-five (45) days after the Effective Date of this Agreement, which will include the key milestones, including the milestones necessary for systems integration, with dates and items to be delivered in connection with the Program under the terms of this Agreement. The Project Plan shall include specification of an initial pilot program which shall have a scope and duration as mutually agreed by the Parties. The Parties shall use commercially reasonable efforts to adhere to such Project Plan. The Project Plan shall indicate the dedicated project manager for each Party. Such project manager will have the necessary skills, experience and knowledge base to enable a smooth launch of the Program.

(b)  Training Materials. The Parties shall jointly develop written training materials (collectively, “Training Materials”), to be used by Representatives to promote and discuss the Program to and with Prospects; except that Genesis will be responsible for compliance with Applicable Law as respects Loans and Accounts, and with respect to those aspects of the Training Program Genesis will have sole discretion. The Training Materials shall include written instructions regarding how to discuss the Program with Prospects and responses to routine inquiries from Prospects regarding the Program, Loans, and Accounts. Only the then current Training Materials which have been reviewed and approved by both Retailer and Genesis in writing (which shall include email) in advance (collectively, “Approved Training Materials”) will be used by Retailer to train Representatives who will offer the Program to Prospects. Retailer will use commercially reasonable efforts to cause Representatives, when discussing the Program with Prospects, to reasonably follow all written communications regarding the Loans or Accounts incorporated as part of the Approved Training Materials.

2.3  Advertising Availability of Financing.

(a)  To the extent that the Parties mutually agree to publish Advertisements for the Program, the Parties shall jointly design, develop, and produce Advertisements for the purpose of informing Consumers of available financing options; except that Genesis will be responsible for compliance with Applicable Law as respects Loans and Accounts, and with respect to those aspects of the Advertisements Genesis will have sole discretion. No Advertisement shall be distributed, broadcast, or otherwise released or disseminated unless and until it has been reviewed and approved in writing (which shall include email) in advance by both Retailer and Genesis (“Approved Advertisement(s)”). Each Party shall use commercially reasonable efforts to promptly review Advertisements (or changes or comments thereto) proposed by the other Party and provide any comments within ten (10) Business Days of receipt, and neither Party shall unreasonably withhold, deny, or delay its approval of any Advertisement. If either Party does not respond (which response may be in the form of a request for additional time to consider the Advertisement) to proposed Advertisement materials within ten (10) Business Days after written notice requesting approval, the Party will be deemed to have approved the proposed materials. Except as provided differently herein, each Party shall bear and pay for all Advertising Costs incurred in connection with any Advertising that it performs. Genesis acknowledges that the advertising of the Program may be limited by Retailer’s agreement with its primary source of credit under Retailer’s Primary Program, and accordingly, Retailer must consent to any advertising proposed to be performed by Genesis.

(b)  Authenticated electronic mail (e-mail) messages that are sent between the Parties to request approval of Advertisement materials or to respond to such requests under Section 2.3(a) using standard Internet protocols, and of which receipt is confirmed by the recipient to the sender, will be deemed to be “written” for purposes of Section 2.3(a).

2.4  Account Offers.

(a)  Genesis will offer to Prospects, at Genesis’s option, an Account containing the Required Account Terms. As between Retailer on the one hand, and Genesis on the other, at all times, Genesis will have sole and complete responsibility and discretion to: (i) decide which Consumers to provide an offer to, and (ii) designate, add, delete, or amend any of the terms and conditions for Accounts, including pricing terms, promotions, credit lines, and other terms and features Genesis may wish to offer to qualified Borrowers; provided, however, that: (A) all Accounts shall contain and conform to the Required Account Terms as are then currently offered by Genesis for this Program; (B) all Accounts shall comply with Applicable Laws; and (C) Genesis will endeavor to provide Retailer with at least forty-five (45) days prior written notice of any substantial changes to the Account terms and conditions (provided, however, the Parties acknowledge that due to regulatory mandates such advance notice may not always be possible, in which event Genesis shall provide Retailer with the maximum notice that is reasonably possible under the circumstances).

(b)  Genesis shall, in its sole discretion, have the right to immediately suspend offers of Accounts to Prospects in the event of Retailer’s use of Advertisements, Training Materials, or Account- or promotion-related disclosures (“Consumer Credit Disclosures”) that have not been approved as required under this Agreement.

2.5  Reports.  The parties will provide each other with certain reports as mutually agreed between the parties and as described in Appendix 3.

2.6  Reserved.

2.7  DISCLAIMER. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY MAKES ANY (AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL) EXPRESSED AND IMPLIED REPRESENTATIONS, WARRANTIES, OBLIGATIONS, AND GUARANTEES REGARDING THE PENETRATION RATES, RESPONSE RATES, APPROVAL RATES, EFFECTIVENESS, SUCCESS, OR VOLUME, AMOUNT, OR NUMBER OF APPLICATIONS, ADVERTISEMENTS, APPLICANTS, LOANS, BORROWERS, OR CHARGES THAT MAY OR WILL BE GENERATED OR APPROVED BY OR PURSUANT TO THE PROGRAM.

2.8  Retailer Responsibilities. Retailer, will be responsible for: (a) ensuring that it has Customer Authorization; (b) causing the information obtained by Retailer in connection with Retailer’s Primary Program to be transmitted to Genesis for processing in accordance with the procedures agreed to by the Parties; (c) causing Representatives to inform Eligible Prospects of the availability of the Prescreened Offer using materials included in the Approved Training Materials; (d) if the Eligible Prospects accept the Prescreened Offer, Representative obtain the Customer Acceptance in accordance with the Approved Training Materials; (e) training the Representatives who will be discussing the Loan in accordance with the Approved Training Materials and with Applicable Law, except to the extent any such non-compliance is caused by Genesis; (f) subject to Section 2.4, causing the Representatives to distribute the most current versions of Consumer Credit Disclosures, if any, and all other materials previously received by Retailer from Genesis at least forty-five (45) days in advance (provided, however, the Parties acknowledge that due to regulatory requirements such advance notice may not always be possible, in which event Genesis shall provide Retailer with the maximum amount of notice reasonably possible under the circumstances) to Applicants and to Applicants that are approved for an Account (“Approved Applicant”). Genesis shall, at its sole cost and expense, design, develop, draft, update, and deliver to Retailer on an ongoing basis in advance Consumer Credit Disclosures necessary in connection with making the Loans, Accounts, or Program available to Consumers in compliance with all then-applicable Consumer Credit Laws. Genesis shall endeavor to provide updates to such Training Materials and Consumer Credit Disclosures at least sixty (60) days in advance, (provided, however, the Parties acknowledge that due to regulatory requirements such advance notice may not always be possible, in which event Genesis shall provide Retailer with the maximum amount of notice reasonably possible under the circumstances).

2.9  Retailer Purchase Authorizations.

(a)  Retailer will cause to be submitted to Genesis requests made by Borrowers to use their Accounts for Retailer Purchases. Genesis will notify Retailer of Lender’s approval or denial of the request including an approval code for Retailer Purchases on a real-time basis. Genesis shall use commercially reasonable methods to approve requests for Retailer Purchases subject to the requirements of the Lender. In each case, Retailer will process the transaction upon receipt of the authorization code from Genesis and will not process the transaction upon receipt of a decline message.

(b)  Retailer will follow the Approved Training Materials in verifying the identity of each Borrower seeking to use their Account.

2.10  Costs and Expenses. Each Party shall perform all of its obligations under this Agreement at its sole cost and expense, unless expressly provided otherwise in this Agreement.

2.11  Retailer Quarterly Reviews. The Parties will conduct periodic reviews of the Program for the purpose of discussing potential improvements or changes thereto (collectively, “Proposed Program Changes”). No Proposed Program Change shall be implemented or binding on the Parties unless and until they execute a written amendment hereto documenting such Proposed Program Changes in compliance with Section 18.2.

3.  Debt Cancellation Programs. Debt cancellation programs (“Debt Can Programs”) will only be part of the Program if mutually agreed in writing by Genesis and Retailer. If such agreement is made, the following provisions will apply: Genesis or its designees will make Debt Can Programs available to Borrowers and may process debt cancellation coverage, and other charges to Accounts associated with such Debt Can Programs for Borrowers who elect enrollment. Genesis may use Retailer’s names in connection with any Debt Can Program in accordance with this Agreement. During the Term of this Agreement, within forty-five (45) days after each anniversary of the Effective Date, Genesis will pay to Retailer * percent (*%) of net revenue for the Debt Can Program(s) from the immediately preceding contract year and will provide a report detailing the calculation of net revenue and the amount payable to Retailer. As used in this Section 3, net revenue is defined as gross revenue received by Genesis from Borrowers under the Debt Can Program less the following: (i) refunds and charge-offs, (ii) administrative and marketing expenses, (iii) claim payments, (iv) customary reserves, and (v) tax payments related to transactions. Genesis represents and warrants that its Debt Can Programs are not insurance products under Applicable Law.

4.  The Accounts; Account Servicing.

4.1  Retailer to Have No Ownership in the Accounts.

(a)  Lender will be the creditor for the Loans and the Accounts and Genesis and Lender will be the owners of the Borrower List and Borrower Data. Lender may transfer its interests in the Loans, the Accounts, the Borrower List and the Borrower Data to Genesis. Retailer will not have any right, title, or interest in or to the Accounts, the Loans, or the Borrower Data, except in such customer data as Retailer shall itself collect, and will have no liability for the Accounts, the Loans, or the Borrower Data (except for its confidentiality and security obligations in Sections 10 and 11 below). Expiration or termination of the Program or this Agreement will in no way affect the ownership thereof. Except as otherwise provided herein, (i) as between Genesis on the one hand and Retailer on the other hand, Genesis will bear the credit losses resulting from any and all Accounts, Loans, and Charges; and (ii) all Loans, Accounts (including Charged-Off Accounts), and Charges shall be without any recourse to or against Retailer whatsoever; provided, however, Retailer will be responsible and liable for any refund obligations, and subject to the terms of Section 9.6, any fraudulent transactions, excluding credit fraud of Genesis or Lender, or otherwise not involving Retailer.

(b)  As between Retailer on the one hand and Genesis on the other hand, Genesis will have the sole and exclusive right and obligation to bill and collect amounts owed by a Borrower on an Account and to receive payments from Borrowers in compliance with Applicable Law.

(c)  As between Retailer on the one hand and Genesis on the other hand, Genesis will have the right to sell or finance (or remove from any financing structure) the Accounts and Loans or to sell Charged-Off Accounts as Genesis sees fit in accordance with Applicable Law. Retailer shall provide reasonable cooperation to Genesis in connection with any such sale or financing and, in the case of Charged-Off Accounts, Genesis shall consult with Retailer and Retailer shall have the right to direct Genesis to cause the Account to be forgiven subject to Retailer compensating Genesis for the value of the Account.

4.2  Services Performed by Genesis. In accordance with this Agreement, Lender will be considered the “Lender” for all purposes under all Applicable Laws and Genesis will perform by itself or through a third party, on behalf of and at the direction of Lender, at Genesis’s sole cost, risk, and expense and in compliance with all Applicable Laws for each Account, all the functions of a loan-issuing entity, including: (i) designing the process by which Eligible Prospects accept the Prescreened Offer; (ii) considering for extensions of credit consumers who are declined under Retailer’s Primary Program (iii) designing and drafting all Account Agreements; (iv) evaluating and underwriting the creditworthiness of each Applicant for an Account; (v) issuing Loans to qualified Applicants who accept Account Agreements; (vi) administering and operating the Program, Account Agreements, Loans, Accounts, and the Account relationships with Borrowers; (vii) assigning credit lines for each Account and adjusting them from time-to-time as it deems appropriate; (viii) blocking the ability to access an Account; (ix) establishing the initial credit line on each Account and limiting any credit line in an Account; and (x) performing all Borrower customer-service and record-retention requirements relating to the processing of Applications, Loans, and Accounts, including receiving and responding to Borrower-initiated calls, providing Borrowers with Account statements, and accepting, processing, and responding to all billing error notices.

4.3  Consumer Credit Disclosures.

(a)  Genesis shall, on behalf of and the direction of Lender: (i) draft Consumer Credit Disclosures complying with all Consumer Credit Laws and deliver same to Retailer in writing, together with Approved Training Materials directing Retailer how and when to provide such Consumer Credit Disclosures to Consumers so as to comply with all Consumer Credit Laws; and (iii) draft updated Consumer Credit Disclosures and instructions related thereto as necessary to comply with any change in Consumer Credit Law and deliver same to Retailer in a timely manner. Retailer shall ensure that Consumer Credit Disclosures that it receives from Genesis are provided to Representatives for use in the Marketing Channels.

(b)  Retailer will cause its Representatives to provide the then current Consumer Credit Disclosures received from Genesis to Eligible Prospects in accordance with the instructions that have been delivered by Genesis to Retailer.

4.4  Application Underwriting.

(a)  On behalf of, and at the request of Lender, Genesis will cause an Account to be opened for each Eligible Prospect who accepts a Prescreened Offer. Only Genesis and/or Lender can approve an Application, and neither Retailer nor any of its respective officers, employees or agents may legally obligate or otherwise commit Genesis with respect to any Application in connection with the Program. Genesis will have sole discretion over the criteria that must be met to qualify for an Account, or for Account termination; provided, however, that Genesis shall, in all events, cause such criteria to comply with Applicable Law.

(b) Except as provided in Section 13.2, Genesis will have no obligation or liability to Retailer in connection with any credit procedure or decision with respect to an Application. Genesis shall perform all Application underwriting in its sole discretion, based on its sole business judgment, but in compliance with Applicable Law and Lender requirements.

•	Genesis will have no obligation to disclose to Retailer the reasons behind Genesis’s decision as to any individual Application, Account request, or Account credit-line assignment, except as may be necessary for Retailer to comply with Applicable Law. Except as provided in the Approved Training Materials or Approved Advertisements, Retailer will not directly communicate with Applicants about their Applications or Genesis’s credit decision resulting from the Applications, in a manner which would impose liability on Genesis and/or Lender; provided that, if a Consumer who is not a Borrower contacts Retailer with a question about the Program Retailer shall direct the Consumers to Genesis.

4.5  Account Agreements. On behalf of, and at the direction of Lender, Genesis will be solely responsible for, and have complete control and discretion over, the form and content of Account Agreements, and Genesis in its discretion may change any of them from time-to-time; provided, however, that Genesis shall cause all Account Agreements to comply with Applicable Law. The contractual relationship with respect to each Account will be solely between Lender on the one hand and the Borrower on the other, and as between Genesis and Retailer, Retailer shall be solely responsible for ensuring delivery of all Account Agreements to all Borrowers in compliance with the direction of Genesis.

4.6  Account Servicing; Customer Service. Genesis will be responsible for all Borrower customer-service and record-retention requirements relating to the processing of Applications when received by Genesis or relating to the managing and servicing of Accounts, including boarding Customer Accounts on its servicing platform, responding to Borrower- initiated calls, providing Account statements (both on paper and electronic) and providing online customer service. Genesis shall perform all customer-service and record retention at its sole cost and expense. Retailer shall accept, process and respond to all chargeback requests, disputes and fraud inquiries received from Genesis with respect to the Retailer Purchases and shall promptly resolve them in compliance with Applicable Law and the Retailer Servicing Commitments set forth in Appendix 4.

4.7  Inquiries Regarding Genesis. Genesis and Retailer will cooperate with each other to develop mutually agreed upon, written procedures so that Retailer can refer to Genesis any Borrowers who contact Retailer concerning a claim, complaint, dispute, or request for information intended for Genesis or Lender. Genesis will be responsible for all Borrower inquiries relating to Genesis, Applications, Loans, or Accounts as well as all complaints or disputes regarding Genesis and shall process and respond to all such inquiries, complaints, and disputes in compliance with Applicable Law; provided that Retailer may take any action needed to comply with their obligations to any Consumer under Applicable Law. In addition, Retailer will provide Genesis with any non-confidential and non-privileged information or documents in its possession that Genesis reasonably requests in writing with respect to a Borrower’s dispute concerning an Account transaction involving a Retailer Product, to the extent not prohibited under Applicable Law or the then-prevailing privacy policy or requirements of Retailer.

4.8 Inquiries Regarding Retailer. Genesis will promptly refer to Retailer Consumers who contact Genesis or Lender concerning a claim, complaint, dispute, or request for information regarding any Retailer Product or otherwise intended for Retailer. Retailer will be responsible for all Borrower inquiries relating to Retailer as well as all complaints or disputes regarding Retailer; provided that Genesis may take any action needed to comply with its

•	obligations to a Borrower under Applicable Law or the Account Agreement. In addition, Genesis will provide Retailer with any non-confidential and non-privileged information or documents in its possession that Retailer reasonably requests in writing with respect to a Borrower’s dispute concerning an Account transaction involving a Retailer Product, to the extent permitted or not prohibited under Applicable Law or Genesis’s then-prevailing privacy policy or requirements.

4.9  Compliance with Applicable Law.

(a)  Genesis shall perform all of its obligations in compliance with Applicable Law. Without limiting the foregoing, Genesis shall be responsible for compliance with Applicable Law regarding its credit-granting business, its participation in the Program, its Application Underwriting, including decisions on whether or not to grant extensions of consumer credit (including Applicable Law governing Application evaluation, Consumer Credit Disclosures, usury, collections, and any related charges such as late fees assessed on Accounts), its customer service for Borrowers, except to the extent that any non-compliance with Applicable Law is caused by Retailer or its agent’s failure to perform any of their obligations.

(b)  Retailer will be responsible for complying with and causing its Representatives, respectively, to comply with Applicable Law regarding its business, including, without limitation, its participation in the Program, its servicing of Consumers, and its sales of the Retailer Products, except to the extent that any non-compliance with Applicable Law is caused by Genesis or its agent’s failure to perform any of its obligations hereunder.

5.  Loan Funding; Completion of Product Purchase; Product Returns and Loan Cancellation.

(a)  Settlement. Genesis shall, with respect to each Purchase Amount added to a Borrower Account pursuant this Agreement, remit to Retailer the Retailer Funding Amount for the Borrower Account, according to the criteria set forth in Appendix 5. Payment of the Retailer Funding Amount shall be made by an ACH transaction (or such other method as the parties may mutually agree in writing in the event that Retailer notifies Genesis in writing that it no longer authorizes Genesis to initiate credits and debits to Retailer’s designated bank as provided below) and shall be initiated no later than the Second Business Day after Purchase Amounts have been added to Borrower Accounts. Genesis shall have no obligation to remit specific transactions in accordance with this section, if, in the reasonable opinion of Genesis, Retailer has failed to cause the fulfillment of that Retailer Purchase.

Each business day, Retailer will submit to Genesis the Settlement report; and Genesis will submit to Retailer the Settlement Response file and daily statement. Each business day the Parties shall calculate the “Settlement Amount”, as follows:

Retailer Funding Amount

Less	Chargebacks Returns

Plus	Reversals of Chargebacks

Equals the Settlement Amount

Retailer hereby authorizes Genesis to initiate credits and debits to Retailer’s designated bank account for any amounts due to Retailer or owed by Retailer under this Agreement. Each business day on which Settlement Amount is a positive number (Genesis owes Retailer), Genesis will deposit in Retailer’s account an amount equal to the Settlement Amount. Each business day on which the Settlement Amount as calculated above is a negative number (Retailer owes Genesis), Genesis shall debit Retailer’s designated bank account that amount.

(b)  Genesis will instruct Borrowers to send payments to an address identified by Genesis.

(c)  Retailer shall treat the posting of the Purchase Amount to an Account for a Retailer Purchase as payment in full, whether the Purchase Amount equals the full cost of the Retailer Purchase, or whether the Purchase Amount is combined with a down payment from another payment tender or credit from the primary source of consumer credit.

(d)  Subject to Section 9, if a Customer is entitled to a refund related to a Retailer Purchase, then Retailer shall, upon completing processing of the return, refund to Genesis the Retailer Funding Amount with respect to such Retailer Purchase. Unless otherwise required by Applicable Law, including any Consumer Credit Law, refunds shall be paid no later than the second Business Day after the refund has been submitted by Retailer to Genesis and, for convenience, shall be netted by Genesis against the Retailer Funding Amount payable under Section 5(a), above; provided, however, that to the extent the amount due hereunder for returns exceeds the amount otherwise payable to Retailer under Section 5(a), Retailer shall pay such difference to Genesis within five (5) Business Days of receipt of a written request from Genesis.

6.  Retailer Trademarks.

6.1  Limited License to Retailer Marks.

Retailer hereby grants to Genesis, subject to compliance with the terms of this Agreement, a limited, royalty-free, non-transferable (without right of assignment or sublicense) non-exclusive right to use, display, and reproduce Retailer Marks during the Term solely to operate the Program as provided in this Agreement (the “Retailer Trademark License”). Genesis shall not use or display any Retailer Mark in any manner or medium whatsoever without Retailer’s prior written consent thereto, which consent may not be unreasonably withheld. The Retailer Trademark License shall terminate on the Termination Date; provided that such Retailer Trademark License shall continue in effect as and solely to the extent necessary for Genesis to perform its obligations or exercise its rights hereunder with respect to the Loans or the Accounts then existing as of the Termination Date (it being the intention of the Parties to prohibit any use of Retailer Marks by Genesis after the Termination Date for any Loans or Accounts originated by Genesis after the Termination Date). Genesis shall cease all other uses and displays of the Retailer Marks on the Termination Date. Upon the termination or expiration of all Accounts existing as of the Termination Date of this Agreement, the Retailer Trademark License shall be deemed fully and forever terminated. Retailer and the Retailer Affiliates are, and shall at all times remain, the sole and exclusive owner of all Retailer Marks and all Intellectual Property Rights and goodwill contained therein or associated therewith. Neither this Agreement, the Retailer Trademark License, nor Genesis’s use of any Retailer Mark shall convey to Genesis any right, title, or interest in or to any Retailer Mark or any of the Intellectual Property Rights or goodwill therein, nor shall Genesis have or claim any such right, title, or interest during the Term or thereafter. Retailer reserves all rights in the Retailer Marks not specifically licensed to Genesis under the Retailer Trademark License, and upon any termination of the Retailer Trademark License hereunder, all rights in and to the Retailer Marks licensed to Genesis thereunder shall automatically revert to Retailer.

6.2  Limited License to Genesis Marks.

Genesis hereby grants to Retailer a limited, royalty free, non-transferable, and non-sublicensable, non-exclusive right to use, display, and reproduce Genesis Marks solely in connection with Retailer’s marketing, promotion, and operation of the Program and as provided in this Agreement (the “Genesis Trademark License”). Retailer shall not use or display any Genesis Mark in any manner or medium whatsoever without Genesis’s prior written consent thereto, which consent will not be unreasonably withheld. Retailer will submit to Genesis for its prior written approval (not to be unreasonably withheld or delayed) samples of each of Retailer’s uses of Genesis Marks. Upon termination of this Agreement, the Genesis Trademark License shall automatically be deemed revoked and terminated, and Retailer will promptly cease all use of the Genesis Marks. Genesis and the Genesis Affiliates are, and shall at all times remain, the sole and exclusive owner of all Genesis Marks and all Intellectual Property Rights and goodwill contained therein. Neither this Agreement, the Genesis Trademark License, nor Retailer’s use of any Genesis Mark, shall convey to Retailer any right, title, or interest in or to any Genesis Mark or any of the Intellectual Property Rights or goodwill therein, nor shall Retailer have or claim any such right, title, or interest during the Term or thereafter. Genesis reserves all rights in the Genesis Marks not specifically licensed to Retailer under the Genesis Trademark License, and upon any termination of the Genesis Trademark License hereunder, all rights in and to the Genesis Marks licensed to Retailer thereunder shall automatically revert to Genesis.

6.3  Equitable Relief. Notwithstanding any other term of this Agreement, and without limiting any other rights and remedies the Parties may have, including any right or remedy to seek or obtain monetary damages, any breach of this Section 6 by either Party hereto shall cause the other Party irreparable harm for which the non-breaching party shall have no adequate remedy at law, and therefore will entitle the owner of the affected information to obtain injunctive or other equitable relief, including a decree of specific performance, to prevent, restrain, or redress such breach.

7.  Insurance.

7.1  Retailer Insurance. Without limiting Retailer’s indemnification of Genesis, Retailer shall at all times during the Term of this Agreement and for one (1) year following the Termination Date of this Agreement provide and maintain at its own expense, the following types of insurance on itself and any subsidiaries, agents or subcontractors (other than Genesis or its Affiliates) performing under this Agreement in the following minimum limits (collectively, the “Retailer Insurance Policies”):

(a)  Commercial General Liability the liability limits of which shall not be less than One Million Dollars ($1,000,000) for each occurrence and Two Million Dollars ($2,000,000) aggregate;

(b)  An umbrella policy the liability limits of which shall not be less than Five Million Dollars ($5,000,000).

Upon request, Retailer will provide Genesis with Certificates of Insurance evidencing the above coverage required by the Retailer Insurance Policies. The insurance company(s) issuing any Retailer Insurance Policy shall have an A.M. Best rating of not less than A (VIII). Genesis and its Affiliates shall be listed as additional insureds on the Retailer Insurance Policies, but only for and to the extent of any claim, action, damage (including reasonable attorneys’ fees and costs), and liability for which Retailer is responsible under Section 13.1. Retailer will notify Genesis of any material change to any of the coverage under the Retailer Insurance Policies hereunder that is reasonably likely to adversely affect Genesis thirty (30) days prior to such change.

7.2  Genesis Insurance. Without limiting Genesis’s indemnification of Retailer, Genesis shall at all times during the Term of this Agreement and for one (1) year following the Termination Date of this Agreement provide and maintain at its own expense, the following types of insurance on itself and any subsidiaries, agents or subcontractors (other than Retailer) providing services to or for Retailer or its Affiliates under the Program in the following minimum limits (collectively, the “Genesis Insurance Policies”):

(a)  Commercial General Liability the liability limits of which shall not be less than One Million Dollars ($1,000,000) for each occurrence and Two Million Dollars ($2,000,000) aggregate;

(b)  Security and Privacy Insurance the liability limits of which shall not be less than One Million Dollars ($1,000,000) for each occurrence and Two Million Dollars ($2,000,000) aggregate; and

(c)  An umbrella policy the liability limits of which shall not be less than Five Million Dollars ($5,000,000).

On request, Genesis will provide Retailer with Certificates of Insurance evidencing the above coverage required by the Genesis Insurance Policies. The insurance company(s) issuing any Genesis Insurance Policy shall have an A.M. Best rating of not less than A (VIII). Retailer and its Affiliates shall be listed as additional insureds on the Genesis Insurance Policies, but only for and to the extent of any claim, action, damage (including reasonable attorneys’ fees and costs), and liability for which Genesis is responsible under Section 13.2. Genesis will notify Retailer of any material change to any of the coverage under the Genesis Insurance Policies hereunder that is reasonably likely to adversely affect Retailer thirty (30) days prior to such change.

7.3  Reserved.

8.  Term; Termination.

8.1  Term. Unless terminated earlier pursuant to this Section 8, this Agreement will commence on the Effective Date and shall continue through the third anniversary date of the Effective Date (the “Term”) and, thereafter, shall renew for an additional one-year period, unless a notice of termination is provided by one Party to the other at least ninety 90 days prior to the third anniversary of the Effective Date. The termination of this Agreement will not affect the rights and obligations of the Parties with respect to transactions and occurrences prior to the effective date of termination, except as otherwise provided herein.

8.2  Termination.

(a)  Termination for Material Breach. If either Party materially breaches this Agreement, the non-breaching party may, subject to the breaching party’s right to cure its material breach hereunder, terminate this Agreement by giving notice thereof to the breaching party (the “Termination Notice”). This Termination Notice will: (1) describe the material breach in reasonable detail; and (2) state the non-breaching party’s intention to terminate this Agreement if such material breach is not cured during the “Cure Period” defined below. If the non-breaching party fails to cure the material breach described in the Termination Notice within thirty (30) days after its receipt thereof (the “Cure Period”), then this Agreement shall automatically terminate immediately without further notice. Such termination shall be without prejudice to the non-breaching party’s other rights and remedies under this Agreement, at law, or in equity. Notwithstanding the Cure Period, and subject to Applicable Law, Genesis shall be entitled to suspend immediately the authorization of Purchases on Accounts under the Program and remittances under Section 5(a) of this Agreement, as well as to require Retailer to cease any marketing of the Program if, in the reasonable opinion of Genesis, the material breach by Retailer involves a failure in Product Fulfillment and such failure is continuing. Unless otherwise provided herein, neither party will terminate this Agreement for the other party’s material breach hereof without providing the Termination Notice and Cure Period described in this Section 8.2(a).

(b)  Termination for Material Change in Applicable Law. Either Party may terminate this Agreement if and to the extent that (i) any new or changed Applicable Law is enacted or modified after the Effective Date (a “New Law”) which would render such terminating party’s continued performance hereunder illegal (a “Law Change”), and (ii) complying with such Law Change will be unduly burdensome on the terminating party. Such termination shall be effective on the Effective Date of the New Law; provided, however, that the terminating party provides the other party with at least ninety (90) days’ notice of such termination, explaining the Law Change and the undue burden imposed on the terminating party thereby and parties attempt to negotiate new terms taking into account the Law Change in the first 30 days following the notice. The terminating party shall, in any event, notify the other party of the Law Change promptly after becoming aware thereof.

(c) Termination for Deterioration in Financial Condition/Insolvency. If either Party has become insolvent, or is adjudicated insolvent, in that its liabilities exceed its assets or it is generally failing to pay its debts as they become due, or is the subject of an insolvency proceeding, or makes an assignment for the benefit of creditors, or is subject to a bankruptcy, receivership, conservatorship, or liquidation which is not, in each case, dismissed or discharged within sixty (60) days or its financial condition is materially deteriorating and has not improved

•	within sixty (60) days after notice from the other party, the other party may terminate this Agreement effective immediately upon notice thereof to the other party.

(d)  Termination for Force Majeure. In the event that a Force Majeure prevents a party from performing its obligations under this Agreement for a period of sixty (60) days or more, then the other party may, as its sole and exclusive remedy and recourse for such non-performance, terminate this Agreement immediately upon notice to the non-performing party.

(e)  Termination for Convenience. This agreement shall continue until terminated by either party by giving the other party not less than ninety (90) days prior written notice by email, certified mail, express delivery or by facsimile after the first anniversary of the Launch Date.

8.3  Effects of Termination. On and after any Termination and Termination Date:

(a)  Use of Retailer Marks. Genesis will have the right granted to it in Section 6.1 with respect to its use of the Retailer Marks provided, however, that all such use shall be subject to and comply with the Retailer Trademark License.

(b)  Honoring Outstanding Loans. On and after the Termination Date and for so long as any Outstanding Loan remains outstanding, the Parties shall continue to honor, administer, and perform all of their obligations under this Agreement, Account Agreements, and Applicable Law after the Termination Date in respect of such Outstanding Loan and the Borrower thereof.

(c)  Other Rights and Obligations. Genesis will continue to own all Borrower Data. Neither Party will make or publish any defamatory remarks regarding the other Party or its products or services or its performance under this Agreement, but this restriction will not apply to allegations in any legal proceedings, pleadings, motions, and the like.

(d)  Advertisements/Materials. Retailer will promptly return to Genesis, or, at Retailer’s option, destroy all Advertisements and any other tangible materials constituting Confidential Information of Genesis then in Retailer’s possession regarding the Program, including without limitation, the Consumer Credit Disclosures and Training Materials referring to the Program that have been supplied to Retailer by Genesis or contain references to the Program. Genesis will promptly return to Retailer, or at Genesis’s option, destroy all Advertisements that have been supplied to Genesis by Retailer. Retailer and Genesis will cease all Advertisements on the Termination Date. Any destruction by Retailer or Genesis shall be certified by an officer of such applicable Party upon request by the other Party.

(e)  Outstanding Applications and Resulting Accounts. All Applications that have been received but not yet processed by Genesis as of the Termination Date and all resulting Accounts will (i) remain the sole and exclusive property of Genesis, and (ii) be accepted or rejected and processed by Genesis in accordance with the terms hereof.

(f)  Reserved.

(g)  No Additional Obligations. Neither Party will have any further liability nor obligation to the other Party after any Termination except as provided in Section 8.3(h).

(h)  Survival of Terms. The provisions of Section 1, 4.1, 4.6, 4.7, 4.8, 4.9, 5, 6, 7.1, 7.2, 8.3, 9, 10, 11 13, 14, 15 and 18 will survive any Termination and where applicable, shall expire under their own terms as shall any other term or provision of this Agreement that would by its very nature or terms survive such Termination.

9.  Chargeback Rights of Genesis.

Retailer will not bear credit losses associated with a Borrower’s purchases financed on Accounts. However, Genesis may charge back to Retailer the Purchase Amount associated with any transaction when one or more of the following occurs:

9.1  The Borrower disputes a charge, and with respect to such charge, Genesis provides to Retailer all documentation regarding the dispute requested by Retailer including the accountholder’s written claim or if taken verbally full details on the claim, Retailer provides its response within 15 days of receipt of all requested documentation (or Retailer fails to respond within such time period), and Genesis reviews and considers Retailer’s response, and determines in good faith that the Borrower’s dispute is valid (the “Dispute Procedure”).

9.2  The Borrower refuses to pay based on an assertion of a dispute about the quality of the merchandise or services purchased from, or any act or omission of Retailer, including any alleged breach of warranty provided by or through Retailer, and the Borrower alleged that Retailer has not responded to such dispute; and Retailer and Genesis undertake the Dispute Procedure.

9.3  The charges are incurred on an Account opened upon submission of defective information where such defects are directly attributable to the acts or omissions of Retailer.

9.4  The charges do not fully comply with the applicable terms of this Agreement (or any representations, warranties and covenants set forth herein) and such transaction results in the charge-off of the Account or otherwise in a loss to Genesis.

9.5  The charge is disputed and Retailer cannot provide a copy of the underlying transaction receipt within fifteen (15) days after the request of Genesis.

9.6  Genesis determines and Retailer has not provided information in the reasonable opinion of Genesis contradicting, that any charge does not represent a bona fide sale, including without limitation fraud arising from fraudulent activities of Retailer’s employees, agents or other third parties acting on behalf of or for the benefit of Retailer.

9.7  The goods or services purchased have not been delivered.

9.8  The Borrower alleges that Retailer provided false or misleading information about the goods or services and Genesis, after following the Dispute Procedure, determines that information provided by Retailer is insufficient to refute such allegation.

9.9  Any credit is submitted where there is no corresponding charge transaction.

9.10  The transaction was submitted to Genesis more than thirty (30) days after it occurred.

10.  Confidentiality.

10.1  Privacy.

(a)  The Parties acknowledge that: (1) Lender has a privacy policy designed to communicate to its customers and consumers (as defined in the Gramm-Leach-Bliley Act) its policies and procedures regarding its use of nonpublic personal information; (2) a copy of Lender’s Privacy Policy on the Effective Date is attached hereto as Appendix 6 (the “Lender Privacy Policy”); (3) during the Term, Retailer will have data security procedures, safeguards, and controls, and will take commercially reasonable actions to ensure that Retailer will not commit any act or omission that results in a material violation of the then current Lender Privacy Policy. Any changes to the Lender Privacy Policy that are not required by law and will require changes to Retailer’s policies or procedures must be approved in advance in writing by Retailer, with such approval not to be unreasonably withheld. Retailer will not have any obligations under this Section 10.1(a) after the Term or with respect to any data or information which is not Confidential Information of Genesis.

(b)  After the Effective Date, except as required by Applicable Law, neither Party will introduce or modify an existing privacy policy that would prevent it from performing, or cause the other party to be unable to perform, its obligations hereunder.

10.2  Confidential Information.

(a)  Genesis Confidential Information is a confidential and valuable proprietary asset of Genesis and includes Borrower Lists and Borrower Data.

(b)  Retailer Confidential Information is a confidential and valuable proprietary asset of Retailer.

(c)  All Confidential Information supplied to one Party (the “Receiving Party”) by, or at the direction of, the other Party (the “Providing Party”) (i) shall be treated as confidential by the Receiving Party, taking such action as shall be necessary or desirable to preserve and protect the confidentiality of the information and in any event using means not less than the stricter of those which are reasonable or those used to protect its own confidential information; and (ii) shall not be disclosed to any third party other than the Receiving Party and its directors, officers, employees, attorneys, advisors, accountants or existing or potential financing sources (each an “Authorized Person”) without the Providing Party’s prior written consent.

(d) Retailer and Genesis, respectively, shall be the sole and exclusive owner of its Confidential Information and all Intellectual Property Rights therein and thereto, and the Recipient shall acquire no right (including any license), title, or interest in or to any of the Disclosing Party’s Confidential Information hereunder or by virtue of any disclosure or use

•	thereof, except the limited right to use such Confidential Information during the Term for a permitted purpose in accordance with the terms hereof.

10.3  This Agreement; Press Release. Retailer and Genesis will maintain the confidentiality of this Agreement and its terms and will not disclose this Agreement or its terms to any third party, provided that either Party may disclose this Agreement or its terms: (a) as required by Applicable Law, (b) to its Affiliates, (c) to its accountants, legal advisors, financial advisors, lenders and investors, (d) to a prospective purchaser of the Accounts, Retailer, Genesis or any of their respective Affiliates, or (e) in a press release about the Program upon execution of this Agreement if (and only if) the press release has the prior written approval of the other Party. Neither Party, without the prior written consent of the other Party, will make any public statement, including at any conference with the press or other news media relating to the Program, this Agreement, or any of the transactions contemplated hereunder.

10.4  Duty to Notify Other Party of any Mandated Disclosure. Each Party will promptly, to the extent practicable, notify the other Party if it must disclose the other Party’s Confidential Information or documents containing Confidential Information, whether pursuant to subpoena or legal process, or otherwise, and will reasonably cooperate in any legitimate effort the owner of Confidential Information makes to redact, comply, contest, or seek a protective order with respect to that disclosure all at such owner’s sole cost and expense, and will produce only those documents or provide information sought by the subpoena or legal process.

10.5  Destruction. Upon the earlier occurrence of (i) such time as any item of Genesis Confidential Information or Retailer Confidential Information is no longer needed to perform the terms of this Agreement or to comply with Applicable Law, (ii) any Termination Date, or (iii) the request of the owner of the applicable Confidential Information, the Recipient will return or destroy all of the Disclosing Party’s Confidential Information then in its possession, custody, or control, including taking commercially reasonable efforts to purge all accessible electronically stored Confidential Information of the Disclosing Party. At the owner’s reasonable request, the Recipient will certify in writing to the owner that all such Confidential Information has been returned or destroyed. The Receiving Party, however, may keep one copy of any document or other material requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only, subject to an ongoing obligation of confidentiality in accordance with the terms of this Agreement.

10.6  Intellectual Property Rights. Each Party shall be and remain the sole and exclusive owner of its Intellectual Property Rights. Except for the Trademark Licenses, neither Party shall have or obtain any right (including any license), title, or interest in or to the other party’s Intellectual Property Rights under this Agreement, by implication, by virtue of its use of the other party’s Intellectual Property Rights hereunder, or otherwise. Each Party shall have and retain sole and exclusive ownership of all of its Intellectual Property Rights.

10.7 Equitable Relief. Notwithstanding any other term of this Agreement, and without limiting any other rights and remedies the Parties may have, including any right or remedy to seek or obtain monetary damages, any breach of this Section 10 by either party hereto shall cause the other party irreparable harm for which the non-breaching party shall have no adequate remedy at law, and therefore will entitle the owner of the affected Confidential Information to

•	obtain injunctive or other equitable relief, including a decree of specific performance, to prevent, restrain, or redress such breach.

11.  Information Security.

11.1  Policies and Procedures. Each Party hereby acknowledges that it has developed and implemented and will maintain information security policies and procedures that include reasonable administrative, technical, and physical safeguards designed and intended to: (a) reasonably protect the security and confidentiality of the other Party’s Confidential Information, (b) reasonably protect against anticipated threats or hazards to the security or integrity of that Confidential Information, (c) reasonably protect against unauthorized access or use of that Confidential Information, and (d) reasonably prevent any officer or employee convicted of a crime involving embezzlement, fraud, or larceny from having access to that Confidential Information, and accordingly will not allow any such officer or employee to have access to that Confidential Information. Each Party hereby acknowledges that it has developed and will maintain confidentiality and security procedures designed and intended to reasonably protect the security and confidentiality of the other Party’s Confidential Information from unauthorized disclosure or use in violation of the terms hereof. As part of its information-security procedures, each Party will provide its own personnel with training, procedures, and tools for handling confidential information. Each Party will regularly audit and review its information security policies and procedures and those of its Representatives to whom such Party provides the other Party’s Confidential Information hereunder to evaluate their continued effectiveness and determine whether adjustments are necessary in light of circumstances including changes in technology, customer information systems, or threats or hazards to confidential information. With sixty (60) days advance notice, during the other Party’s reasonable business hours, each Party may, at its sole cost and expense, review the information security policies, procedures and practices of the other Party with respect to the reviewing Party’s Confidential Information solely to determine whether the other Party is complying with its obligations under this Section 11.1; provided, however, that each Party shall: (i) conduct such a review no more frequently than once during any year of the Term, (ii) comply with all of the other Party’s security, safety, and confidentiality policies, procedures, and requirements while conducting any review at any site or location operated by the other party, and (iii) perform such review so as not to unduly interfere with the other Party’s business or operations. Each Party will ensure that any third party, including Affiliates, who have access to the other Party’s Confidential Information as an agent or a contract counterparty of such party will also comply with the terms of this Section 11.1.

11.2  Incident Reporting.

(a) Promptly after a Party becomes aware of a breach of security (with each Party using commercially reasonable efforts to provide such notification within 24 hours), either within or in connection with its own database, records, systems, or premises or those of its Representatives, that affects Confidential Information owned by the other Party, the affected Party must notify the other Party of security intrusion or violation that will or could affect the other Party’s Confidential Information, including without limitation, customer data and financial data. This notification includes any complaint or report the affected Party receives from a third party (such as Borrower). In the notification, the affected Party shall report on the nature of the incident, estimated impact on the other Party and investigative action taken or planned. Incidents

•	include, without limitation, violations or potential violations of a federal or state law, including without limitation the Bank Secrecy Act and the Gramm-Leach-Bliley Act and its implementing regulations.

(b)  Within three (3) Business Days after the initial incident report, the affected Party must provide the other Party with a written updated report that summarizes the results of the investigative action and corrective/remedial action taken.

(c)  Upon completion of the investigation, the affected Party must provide the other Party with a final written report that gives a full accounting of the extent of the security intrusion or security violation; a description of Confidential Information disclosed, destroyed, compromised or altered; specific corrective/remedial action taken; all supporting technical documentation that may include without limitation application and system network logs, and the information-security impact on the other party. Each Party will provide the other Party with notice of any breach of security resulting in the unauthorized use or disclosure of the other Party’s Confidential Information in violation of the terms hereof promptly after actually becoming aware of same. All information the Parties provide to each other with respect to a security breach shall be treated as Confidential Information under this Agreement, except to the extent such disclosure is required by Applicable Law.

11.3  Personally Identifiable Information.

The Parties acknowledge that Title V of the Gramm Leach Bliley Act and the federal regulations adopted thereunder that apply to each of them and govern the disclosure of “nonpublic personal information,” as defined therein, relating to personal financial and other information provided to Retailer or Genesis by Consumers in connection with obtaining a Loan from a Lender. Such information includes, without limitation, names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, credit balances or other account information, and lists derived therefrom. For purposes of this Section 11, any “nonpublic personal information” provided by any Consumer to Genesis shall be deemed Confidential Information, and shall be expressly subject to the confidentiality provisions of this Section 11. Genesis shall only use, maintain and/or disclose Consumer nonpublic personal information in compliance with Applicable Law and with the policies set forth in Sections 11.1 and 11.2.

12.  Business Continuity and Disaster Recovery Plans.

Each Party will maintain any necessary or appropriate disaster recovery and business continuity plans.

13.  Indemnification; Liability Limitation.

13.1  Indemnification by Retailer. To the fullest extent permitted by Applicable Law, Retailer will defend, indemnify and hold harmless Genesis, its directors, officers, employees, agents, affiliates, subsidiaries and parent company (the “Genesis Indemnified Parties”) against each claim, action, damage (including reasonable attorney fees and costs), and liability resulting from or relating to: (i) Retailer’s breach of its obligations or of any terms (including any representation or warranty) under this Agreement; or (ii) any negligent, reckless, or intentionally wrongful acts or omissions of Retailer, its directors, officers, agents, or employees in connection with Retailer’s participation in the Program. The Genesis Indemnified Parties shall have the right to employ separate counsel at their own expense to participate in the defense of any action or proceeding with respect to which Retailer is obligated to indemnify the Genesis Indemnified Parties. Retailer shall not compromise or settle any such claim as to which it is providing the defense without the prior written consent of Genesis, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent of Genesis shall be required if such compromise or settlement solely requires the payment of money by Retailer to resolve the claim and includes a full release of the Genesis Indemnified Parties.

13.2  Indemnification by Genesis. To the fullest extent permitted by Applicable Law, Genesis will defend, indemnify and hold harmless Retailer, its directors, officers, employees, agents, affiliates, subsidiaries and parent company (the “Retailer Indemnified Parties”) against each claim, action, damage (including reasonable attorney fees and costs), and liability resulting from or relating to: (i) Genesis’s breach of its obligations or of any term (including any representation or warranty) under this Agreement; (ii) any negligent, reckless, or intentionally wrongful acts or omissions of Genesis, its directors, officers, agents, or employees in connection with Genesis’s participation in the Program; or (iii) any claim that the Loans or Accounts or any documentation or materials related to the Program are in violation of Applicable Law, including but not limited to Consumer Credit Law. The Retailer Indemnified Parties shall have the right to employ separate counsel at their own expense to participate in the defense of any action or proceeding with respect to which Genesis is obligated to indemnify the Retailer Indemnified Parties. Genesis shall not compromise or settle any such claim as to which it is providing the defense without the prior written consent of Retailer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent of Retailer shall be required if such compromise or settlement solely requires the payment of money by Genesis to resolve the claim and includes a full release of the Retailer Indemnified Parties.

14.  Liability Limitation. Notwithstanding any other terms in this Agreement, neither Party will be entitled to recover special, incidental, punitive, or consequential damages, whether based on breach of contract, tort (including negligence), or otherwise, and whether or not that Party has been advised of the possibility of such damage, except that this limitation will not apply to damages or claims covered by or resulting from Section 11.1 or 11.2, from either Party’s breach of its confidentiality obligations under Section 10, in connection with either Party’s indemnification obligations or from its infringement, misappropriation, or violation of the other party’s Intellectual Property Rights.

15.  Reserved.

16.  Force Majeure.

Neither Party will be responsible, nor incur any liability to the other for any failure to comply with the terms of this Agreement due to unforeseeable causes beyond its reasonable control, including fire, storm, flood, acts of war, terrorism, official government warning of terrorism or threat of terrorism, accident, insurrection, sabotage, labor disputes, computer system malfunction, acts of God, acts of third parties, acts of federal, state or local government or judicial action (“Force Majeure”), provided that such actions that do not substantially hinder or prohibit performance will not excuse performance, and provided that a Party’s inability to comply with the terms of this Agreement was not due in whole or in part to that Party’s failure to maintain any necessary or appropriate disaster recovery and business continuity plan as required by Section 12 of this Agreement. If a Force Majeure prevents a Party from performing this Agreement for sixty (60) consecutive days or more, then the other Party may terminate this Agreement in accordance with Section 8.2(d).

17.  Representations and Warranties.

In addition to any representation or warranties made by the Parties in other sections of this Agreement, the Parties make the following representations and warranties:

17.1  By Retailer. Retailer represents, warrants, and covenants to Genesis that: (a) it is a duly organized corporation in good standing under the laws of the State of Washington; (b) as of the Effective Date, it is duly authorized by all necessary corporate action to enter into this Agreement and to perform its obligations under this Agreement; (c) to the best of Retailer’s knowledge, on and as of the Effective Date, entering into and performing this Agreement does not violate any Applicable Law to which Retailer is subject, any agreement or contract to which it is a party or by which it is bound; (d) in performing its obligations under this Agreement it will materially comply with Applicable Law, except to the extent that any non-compliance is caused by Genesis’s breach of this Agreement; (e) it owns or is otherwise authorized to use the Retailer Marks, and the use of the Retailer Marks by Genesis in accordance with the Retailer Trademark License does not violate the trademarks of a third party; and (f) there is no litigation or administrative proceeding before any court, tribunal or governmental body presently pending or, to the best knowledge of Retailer, threatened against Retailer which would have a material adverse effect on the transactions contemplated by, or Retailer’s ability to perform its obligations under, this Agreement.

17.2  By Genesis. Genesis represents, warrants, and covenants to Retailer that: (a) it is a duly organized corporation in good standing under the laws of the State of Oregon; (b) as of the Effective Date, it is duly authorized by all necessary corporate actions to enter into this Agreement and to perform its obligations under this Agreement; (c) to the best of Genesis’s knowledge, on and as of the Effective Date, entering into and performing this Agreement does not violate any Applicable Law to which Genesis is subject, any agreement or contract to which it is a party or by which it is bound; (d) in performing its obligations under this Agreement it will materially comply with Applicable Law, except to the extent that any non-compliance is caused by Retailer’s breach of this Agreement; (e) it owns or is otherwise authorized to use the Genesis Marks, and the use of Genesis Marks by Retailer in accordance with the Genesis Trademark License does not violate the trademarks of a third party; and (f) there is no litigation or administrative proceeding before any court, tribunal or governmental body presently pending or, to the best knowledge of Genesis, threatened against Genesis which would have a material adverse effect on the transactions contemplated by Genesis’s ability to perform its obligations under, this Agreement.

17.3  Additional Representations and Warranties of Retailer. Retailer also represents, warrants, and covenants to Genesis that: (a) each charge to a Borrower’s Account shall arise from the Retailer’s bona fide sale to a Consumer of Retailer Products; and (b) the sales receipt for the Borrower’s transaction describes the Retailer Products in sufficient detail to adequately identify the goods, services, and related items provided, charged, or made available thereunder.

17.4  Additional Representations and Warranties of Genesis. Genesis represents and warrants to Retailer that any materials, documents, technology, products, services, equipment or systems used by or provided by Genesis or any of its affiliates or agents in connection with the Program does not, and the use thereof will not, infringe, misappropriate or violate in any material respect any third party copyright, patent, trademark, trade name, service mark, trade secret and other intellectual property right.

18.  General Provisions.

18.1  Parties are Independent Contractors. Retailer on the one hand and Genesis on the other hand are independent contractors, and neither is the employee, joint venturer, partner, fiduciary, or agent of the other. Neither Retailer on the one hand, nor Genesis on the other hand will have the power or authority to pledge, bind, or obligate the other with respect to any third party.

18.2  Amendments. Any amendment or modification of or to this Agreement must be in writing and signed by both Parties.

18.3  Headings. The Section headings in this Agreement are for convenience only and are in no way to be construed as enlarging or limiting the scope of the particular terms to which they refer.

18.4  Waiver. The waiver or failure of either party to exercise any right or insist on any performance provided for in this Agreement will not be deemed a waiver of that right or any further or future right under this Agreement. No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

18.5  Notices. All notices, consents, demands, and other communications between the Parties required or permitted hereunder will be written and will be deemed given if delivered personally or by nationally known overnight courier service or upon receipt after mailing by registered or certified mail, return receipt requested, to a party at its address set forth below, or to such other address as a party may designate in writing at a later time, as follows:

Genesis:	Genesis Financial Solutions, Inc. 8405 SW Nimbus Ave., Suite A Beaverton, OR 97008 Attention: Gretchen Strohlein (503) 350-4322

Copy to:	Genesis Financial Solutions, Inc. 8405 SW Nimbus Ave., Suite A Beaverton, OR 97008 Attention: General Counsel (503) 268-5814

Retailer:	[TBD]

18.6  Assignment.

(a)  This Agreement will be binding upon and will inure to the sole benefit of each Party and its successors and assigns; provided that neither Party will assign, delegate, subcontract, or otherwise transfer any of its rights or obligations under this Agreement by operation of law or otherwise without the other Party’s prior written consent which will not be unreasonably withheld, except that either Party may assign its rights and obligations to its Affiliate, or in the event of reincorporation or reorganization, or merger without the approval of the other Party, as long as (i) the assignment does not otherwise cause a breach of this Agreement, and (ii) no such assignment shall relieve or discharge the assigning party of any of its obligations or liabilities hereunder.

(b)  Despite the above provision, Genesis may assign its rights and may delegate or subcontract its duties under this Agreement to a wholly-owned operating subsidiary; provided, however, that no such assignment shall relieve or discharge Genesis of any of its obligations or liabilities hereunder, and Genesis shall remain liable to Retailer for the performance of all duties so assigned or so delegated in accordance with the terms hereof.

(c)  Despite the above provision, Retailer may assign its rights and may delegate or subcontract its duties under this Agreement to a wholly-owned operating subsidiary; provided, however, that no such assignment shall relieve or discharge Retailer of any of its obligations or liabilities hereunder, and Retailer shall remain liable to Genesis for the performance of all duties so assigned or so delegated in accordance with the terms hereof.

18.7  Third-Party Beneficiaries. It is expressly intended and agreed that there are no intended third-party beneficiaries to this Agreement, except for each Party’s respective Affiliates to the extent such Affiliates are involved in the Program.

18.8  Governing Law. This Agreement will be governed by and interpreted in accordance with Oregon law, without regard to its principles of conflicts of laws.

18.9  Financials/Audit and Inspection/Monitoring.

(a)  Each Party will keep and maintain, accurate books and records evidencing its performance of its Program obligations under this Agreement, including all charges, disbursements, costs, and expenses made, incurred, or reimbursed by each Party in the performance of its obligations under this Agreement (collectively, “Books and Records”). Each Party will have the right, once per year, during the other Party’s ordinary business hours, upon reasonable notice, to audit at any time prior to the expiration of one (1) year following Termination Date of this Agreement, the other Party’s Books and Records specifically relating to the Program or this Agreement and the other Party’s obligations under this Agreement, and other charges, disbursements, costs, and expenses made, incurred, or reimbursed by the other Party in the performance of its obligations under this Agreement, in each case for the sole and exclusive purpose of confirming the audited Party’s compliance with the terms of this Agreement. Each such audit will be at the expense of the auditing Party. No audit shall binding upon the Party being audited. Each Party’s Books and Records shall be and remain such Party’s Confidential Information for all purposes hereunder.

(b)  Upon sixty (60) days prior notice and approval, each Party, and its agents, representatives, internal and external auditors, may conduct an on-site and/or off-site inspection and audit of the other Party’s business, operations, procedures and practices, that relate to such party’s performance of its required functions, to determine whether such Party meets the terms and conditions of this Agreement, provided that the Party conducting such inspection and audit or its agents comply with such Party’s then existing reasonably imposed security and other standards concerning such audits and such audits take place during normal business hours.

(c)  To the extent Federal or state regulatory agencies that supervise Lender and/or Genesis request from Genesis or Lender information concerning the origination of Accounts in or through Marketing Channels, Retailer shall provide reasonable cooperation to Genesis in responding, or assisting Lender in responding, to such requests.

18.10  Entire Agreement. The Appendices are hereby incorporated as part of this Agreement. This Agreement is the final, full and exclusive statement of the agreement between Retailer and Genesis with respect to the subject matter set forth here. It supersedes all prior and contemporaneous agreements and inducements relating to the subject of this Agreement. Neither party has relied on any representation, warranty, nor covenant not expressly set forth in this Agreement.

18.11  Counterparts. This Agreement may be executed in counterparts and, when fully executed, will be deemed effective on the Effective Date without regard to the dates or times on when actually signed. The signed copies of this Agreement may be delivered by facsimile, and such facsimile exchange has the same legal effect as delivery of a signed original.

18.12  Severability. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, under Applicable Law, such provision shall be deemed severed from this Agreement, and all remaining provisions hereof shall remain binding, enforceable, and in full force and effect.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Program Agreement as of the Effective Date.

GENESIS BANKCARD SERVICES, INC.	NAUTILUS, INC.

By /s/ Christopher P. Tinio	By /s/ William McMahon
Name: Christopher P. Tinio	Name: William McMahon
Title: Chief Sales & Marketing Officer	Title: Chief Operating Officer

Appendix 1.1 to Program Agreement

Dated as of May 9, 2013

Retailer call center located at:  17750 Se 6th Way, Vancouver, WA 98683

Appendix 2.2 to Program Agreement

Dated as of May 9, 2013

Retailer Marks and Genesis Marks

(Section 1, Definitions)

Schedule 2 to Program Agreement

Dated as of May 9, 2013

Required Account Terms

(Section 1, Definitions)

Appendix 3 to Program Agreement

Dated as of May 9, 2013

Certain Required Reports

(Section 2.5)

Genesis shall provide Retailer the following reports indicating:

•	Aggregate net sales volumes (number and dollar), broken down by promotional plan and credit tier
•	Application volume waterfall (number and percentage),
•	Broken down by “no offer”, pre-approved offer and new account (i.e., “accepts”); provided at associate, Marketing Channel, region and zone level
•	New Sales and Add-on Sales—provided at Marketing Channel and region
•	Open to Buy—Total portfolio OTB available in summary and by individual customer, including customer name, address and phone
•	Any other reporting mutually agreed upon by the Parties that Retailer deems necessary for the promotion and advancement of the Program

Appendix 4 to Program Agreement

Dated as of May 9, 2013

Retailer Servicing Commitments

1. Retailer shall designate a primary contact within its business who Genesis may contact regarding disputes, chargebacks, fraud investigations and other consumer inquiries. Retailer shall research and respond to such inquiries within fifteen (15) Business Days.

2. Retailer shall adhere to the refund policy as published on its Website (if any) or otherwise disclosed to Consumers, provided that Retailer may make exceptions for customer service reasons.

3. Retailer shall cooperate with Genesis/Lender to respond to any complaints registered by Retailer’s customers or investigations conducted by Genesis or its regulators or by Lender or its regulators.

4. Retailer will immediately notify Genesis if Retailer receives any complaints or inquiries from attorneys general, the BBB or any regulatory body regarding Genesis or Lender. Retailer will confer with Genesis before providing substantive responses, if any, to such complaints or inquiries.

5. Retailer shall direct any questions received by a consumer in response to an Account to Bankcard Services, PO Box 4499, Beaverton OR 97076 or 877-329-4121. Retailer shall not attempt to answer any detailed questions regarding any Loan or Account and instead shall direct such questions to the address and number provided above.

6. Retailer shall communicate to Genesis within thirty (30) days any concerns or issues regarding the Account materials, including the Terms and Conditions and other disclosures.

7. Retailer shall immediately notify Genesis if Retailer experiences any issues with Genesis’ web service or any connectivity with Genesis that would affect the submission of applications or authorizations and will notify Genesis as soon as practical if such issue negatively impacts other required data transfer.

8. Retailer shall adhere to all Training Materials approved by Genesis/Lender and Retailer. Retailer may propose changes to such Training Materials, but such changes shall not be implemented without first having received written approval from Genesis.

9. Retailer shall notify Genesis if Retailer becomes aware of any issues with Product Fulfillment that would negatively affect consumers in a manner that is material to the Program.

Appendix 5 to Program Agreement

Dated as of May 9, 2013

Payment of Retailer Funding Amount

(Section 5)

For each Loan originated by Genesis, Genesis will pay Retailer an amount equal to the Total Funding Amount Percentage for the Credit Tier applicable to the Loan, as set forth in the table just below, multiplied by the Purchase Amount of each transaction posted to a Loan Account. The criteria for allocating Loans to Credit Tiers will be determined by Genesis, in accordance with the Credit Criteria established by Genesis from time to time.

Deferred Interest Feature	Adjustment to Funding Amount Percentage	Funding amount Percentage
*	*	*

* Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Appendix 6 to Program Agreement

Dated as of May 9, 2013

Lender Privacy Policy

(Section 10.1(a))